                                  OBJECTSPACE, INC.

                                 EMPLOYMENT AGREEMENT

       This Employment Agreement ("AGREEMENT") is entered into as of December 30, 1998 by and between ObjectSpace, Inc., a Delaware corporation
("EMPLOYER"), and David Norris ("EXECUTIVE").

                                     WITNESSETH:

       WHEREAS, Employer is in the business of designing, developing, implementing and selling custom computer programming services, computer consulting, application development, system documentation, and other products and services to a varied clientele at diverse locations;

       WHEREAS, Employer has expended and is continuing to expend considerable time, money and effort locating and establishing long-term relationships with customers and prospective customers and establishing and maintaining contacts and business relationships with them, and the loss of the benefits and potential benefits of these efforts would constitute a substantial and irreparable injury to Employer;

       WHEREAS, Employer has expended and is continuing to expend considerable time and money recruiting, training, making instruction available to and compensating its employees, representatives and contractors, and the loss of their services or potential services would constitute a substantial and irreparable injury to Employer;

       WHEREAS, Employer desires to continue employing Executive;

       WHEREAS, Employer will provide updated confidential and proprietary information and trade secrets to Executive after execution of this Agreement;

       WHEREAS, Executive acknowledges that the remuneration, receipt of updated confidential and proprietary information and trade secrets after execution of this Agreement, are adequate consideration for entry into this Agreement, and he understands that he need not continue employment with Employer and that he has freely chosen to enter into this Agreement;

       WHEREAS, Executive acknowledges that Employer's business involves customers throughout North America;

       NOW, THEREFORE, in consideration of the mutual covenants and acknowledgments contained herein, the parties agree as follows:

       1. EMPLOYMENT AND TERM THEREOF. Employer agrees to continue employing Executive, and Executive agrees to continue employment, as Chief Executive Officer. Executive will have the duties normally associated with such a position, including, but not limited to, development of the overall business strategy for Employer and the management of Employer's day-to-day operations. Executive shall report to the Board of Directors of Employer.

       The term of this Agreement shall commence on the date hereof and shall terminate upon the fifth anniversary hereof, unless earlier terminated by the termination of Executive's employment under Section 2 below; PROVIDED, that the provisions of Sections 5, 6, 7, 8, 10, 11, 13 and 14 of this Agreement, shall survive the termination of this Agreement for any reason.

       2. TERMINATION OF EMPLOYMENT. Either Employer or Executive may terminate Executive's employment at any time, with or without Cause (defined below) or Good Reason (defined below), (i) on eight weeks' prior written notice by Executive to Employer if such termination is without Good Reason,
(ii) on eight weeks' prior written notice by Employer to Executive if such termination is without Cause, or (iii) immediately upon written notice in the case of a termination for Cause or Good Reason. In the event that employment is terminated by Executive for Good Reason or by Employer without Cause, Employer will pay Executive severance pay of one year's salary at the salary rate then in effect payable in 24 equal semi-monthly installments (the "SEVERANCE PAYMENTS"); PROVIDED, that Executive, other than the Severance Payments, shall not be entitled to any further benefits from the Employer; PROVIDED, FURTHER that Executive agrees that if he fails to abide by the provisions of Section 8, that Executive waives his rights to any and all remaining Severance Payments, that Employer may suspend all remaining Severance Payments, and that all other covenants, promises, duties, obligations, releases or privileges owed to or received by Employer within this Agreement shall remain in full force and effect and continue to inure to the benefit of Employer. In the event that the employment is terminated by Executive without Good Reason or by Employer for Cause, Employer shall have no further obligation to provide any benefits or make any payments (including Severance Payments) to Executive except to the extent required by law.

       For purposes of this Agreement, "CAUSE" shall mean:

              (i) any act or acts of dishonesty on the part of Executive resulting in or intended to result, directly or indirectly, in substantial gain or substantial personal enrichment at the expense of Employer;

              (ii) fraud, misappropriation, embezzlement, or willful and material damage by Executive of or to any material property of Employer or its business;

              (iii) a good faith determination by a majority of the Board of Directors of Employer that Executive has exhibited a pattern or practice of willful disregard of his duties as an employee of Employer;

              (iv)   the conviction of Executive of a felony;

              (v)    a material violation of this Agreement;

              (vi)   the death of Executive; or

              (vii)  the Disability (defined below) of Executive.

       As used in this Agreement, the term "GOOD REASON" shall mean the occurrence of any of the following: (A) Employer fails to make any payment required to be made to or for the benefit of the Executive pursuant to Section 3 of this Agreement within 10 days after written notice from Executive that such payment is due; or (B) Employer materially breaches any of its obligations or duties under this Agreement (other than the obligation or duty to make payments specified in the preceding clause (A) above) which breach is materially adverse to the Executive, including, without limitation, a material reduction in duties or title, and continues for 10 calendar days after written notice thereof is given to Employer by the Executive.

       As used in this Agreement, the term "DISABILITY" shall mean the circumstance that shall exist if: (i) Executive is deemed disabled pursuant to the definition of disability under any Employer-sponsored disability insurance plan applicable to Executive, or (ii) if no such disability insurance plan shall exist, then if because of ill health, physical or mental disability, and notwithstanding reasonable accommodations made by Employer, the Executive shall have been unable, unwilling or shall have failed to perform Executive's duties under this Agreement, as determined in good faith by Employer, for a period of 180 consecutive days, or if, in any 12-month period, the Executive shall have been unable or unwilling or shall have failed to perform Executive's duties for a period of 270 days, irrespective of whether or not such days are consecutive.

       3.     COMPENSATION AND BENEFITS.   For all services by the Executive
under this Agreement, Employer shall pay the Executive a base salary at the rate of $175,000 per year, payable on the 15th and the last day of each month, subject to increase by the Board of Directors.

       During the Term of this Agreement, Executive shall be entitled to participate in or receive benefits under any plan or arrangement made generally available by Employer to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any such plan or arrangement shall be revocable and subject to termination or amendment at any time.

       4. BEST EFFORTS. Executive agrees that he will faithfully and industriously perform all the duties required of him as Chief Executive Officer to the reasonable satisfaction of the Board of Directors of Employer and that he will devote his full business time to the business of Employer and that the amount of such time will be consistent with Employer's reasonable practice.

       5. INVENTIONS. Executive agrees to disclose promptly, completely and in writing to Employer any invention, discovery, process, design, diagram, method, apparatus or improvement, whether patentable or not, whether implemented or not, which Executive develops or discovers individually or with others during the performance of Executive's duties for Employer or using or influenced by Employer's time, data, facilities or materials (all hereinafter called "INVENTIONS"). Executive's obligations under this Section apply regardless of whether an idea for an Invention occurs to Executive on the job, at home, or elsewhere. Executive further agrees that all Inventions are Employer's exclusive property, whether or not patent applications are filed on them.

       Executive will assist Employer at any time during or after Executive's employment, at Employer's expense, in the preparation, execution, and delivery of any disclosures, patent applications or papers required to obtain patents for Inventions, and in connection with any other proceedings that may be necessary to enforce Employer's rights in Inventions against others or to vest title to them in Employer. If such assistance takes place after Executive's employment is terminated, Employer will pay Executive at a reasonable rate.

       6. REPRESENTATIONS: Executive agrees not to use ObjectSpace's name in sponsorship or for gain, except pursuant to the performance of Executive's duties for Employer, without prior written approval of the Board of Directors of Employer.

       7. COPYRIGHTS. Executive agrees that Employer will be the copyright proprietor in all copyrightable works created or developed by Executive individually or with others pursuant to Executive's employment with Employer.

       Executive further agrees, if so requested and at no further expense to Employer, to execute in writing any acknowledgments or assignments of copyright ownership of works within this Agreement as may be necessary for the preservation of the worldwide proprietorship in Employer of such copyrights.

       8.     PROTECTIONS OF EMPLOYER'S INTERESTS.

              (a) NON-COMPETE. During the period that the Executive is employed by the Employer and for a period of one year following the termination of employment for any reason, the Executive agrees that the Executive will not (i) own or have any interest in, or act as a manager, officer, director, executive, consultant, agent or representative of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, limited liability company or other entity that
       (a) manufactures, distributes or sells products in competition with the Employer's Products, as hereinafter defined, anywhere within North America or (b) solicit business in competition with the Employer from
       (y) any customers of the Employer who transacted business with the Employer during the one year period prior to such termination with whom the Executive or his direct reports had contact or (z) any potential customers of the Employer with whom the Executive or his direct reports had contact during the one year period prior to such termination. As used herein, the term "PRODUCTS" means the same or similar products or services as the Employer currently provides, including, but not limited to a line of "middleware" products known as "Voyager" and object-oriented consulting and training services. The Executive acknowledges and agrees that the Employer sells its Products throughout North America and, therefore, the geographic scope of the restriction contained herein is both reasonable and necessary under the circumstances. Notwithstanding anything in this Section 8(a) to the contrary, in the event employment is terminated by Employer without Cause or by Executive for Good Reason, Executive shall be entitled to provide training and consulting services to any Persons other than the customers and potential customers identified in clauses (b)(y) and
       (b)(z) of this Section 8(a).

              (b) NON-SOLICITATION. During Executive's employment with Employer and for two years thereafter, Executive will not directly or indirectly, whether for himself or any other person or entity, employ, hire, solicit or try to entice away any person who (1) was an employee or independent contractor of Employer during Executive's employment by Employer, or (2) was employed by any customer of Employer and with whom Executive had direct contact during Executive's employment with Employer.

              (c) BUSINESS OPPORTUNITY. Executive agrees that given the relationship between the parties, the restrictions in Sections 8(a) and 8(b) contain reasonable restrictions of time, geographical area, and scope of activity and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of Employer, including but not limited to the personal goodwill developed by Executive with Employer's clients or customers and the protection of Employer's trade secrets, proprietary information and know-how. Executive further agrees that the restrictions in Sections 8(a) and 8(b) will not prevent him from obtaining gainful employment or cause him undue hardship.

              (d) CONFIDENTIALITY. Executive acknowledges that Employer's trade secrets, proprietary information and know-how are valuable, special and unique assets of Employer's business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive agrees to keep confidential, except as the Board of Directors of Employer may otherwise consent in writing, and not to disclose, or make any use of except for the benefit of the Employer, at any time either during or after his employment, any trade secrets, proprietary information or know-how of the Employer, including but not limited to that which relates to the Employer or the Employer's research, services, development, processes, designs, formulas, test data, purchasing, accounting, customer lists, business plans, marketing plans and strategies, pricing strategies, internal operating procedures, written materials provided to third parties by agreement, implementation techniques of Employer programs, or other subject matter pertaining to any business of the Employer or any of its clients, customers, consultants, licensees, or affiliates that Executive may produce, obtain or otherwise acquire during his employment, except as provided herein. Executive further agrees not to deliver or allow to be delivered trade secrets, proprietary information or know-how to third parties without the consent of an authorized representative of the Board of Directors of Employer. Executive further agrees that he will not use or disclose to Employer confidential information belonging to his former employers.

              (e) DISCLOSURE. Executive will make the terms and conditions of this Agreement known to any business, entity or person engaged in activities competitive with Employer's business with which he becomes associated. Employer will have the right to make the terms of this confidentiality agreement known to third persons.

              (f) EMPLOYER DOCUMENTS. At the time of Executive's termination or upon demand by the Board of Directors of Employer (whichever is sooner), Executive will promptly turn over to Employer all files, documents, business records, lists of customers and potential customers, promotional materials, internal operating reports, names and addresses of executives and potential executives, customer strategy information, employment and payroll records, marketing information, manuals, billing reports, pricing information and strategies, management methods and systems, contracts with customers, subcontractors and others, correspondence, resumes of existing and potential executives, customer bids and proposals, books and records, and any other records, documents, writings of any kind whatsoever, and all assets of any kind whatsoever that belong to Employer. Further, Executive will not copy or record in any manner whatsoever the information contained in the foregoing materials, and Executive will turn over to Employer any copies or recordings of any kind whatsoever containing information derived directly or indirectly from such materials.

              (g) ENFORCEMENT. The parties agree that if there is a breach or threatened breach by Executive of any of the provisions of this
       Section 8, Employer will be entitled to injunctive relief restraining Executive, as any breach or threatened breach would cause irreparable injury to Employer for which there would be no adequate remedy at law. Nothing herein prohibits Employer from pursuing other remedies available for any breach or threatened breach, including the recovery of damages from Executive. Should any provision of this Section 8 be held unreasonably broad in its restrictions as to time, geographical area, or scope of activity, the provision will be limited as necessary to render it reasonable.

              (h) CONSTRUCTION. The covenants of Executive contained in this Section 8 will be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of said covenants.

       9. COMMUNICATIONS: All communications to Employer pursuant to this Agreement must be in writing and addressed to:

              ObjectSpace, Inc.
              14850 Quorum Drive, Suite 500
              Dallas, Texas 75240
              ATTN.:  Vice President of Human Resources

or any other address that Employer may hereafter designate by written communications to Executive given in accordance with this Section 9, and all communications to Executive will be addressed to Executive at Employer's office in which he is usually employed or to his home address as last indicated in the books and records of Employer or at any other address as Executive may hereafter designate by written communications to Employer given in accordance with this Section 9.

       10. MARKET STAND-OFF. Executive, in connection with the first Underwritten Offering (defined below), upon request of Employer or the underwriters managing such Underwritten Offering, agrees not to sell, make any short sale of, loan, pledge, exercise any option for the purchase of or otherwise dispose of any securities of Employer (other than those included in the Underwritten Offering) without the prior written consent of any authorized representative of such underwriters for 90 days (or such longer period as the managing underwriter reasonably requests not to exceed 180 days) from the effective date of such registration.

       As used in this Agreement, "UNDERWRITTEN OFFERING" means a registration in which securities of Employer are sold to an investment banking firm or firms for re-offering to the public pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

       11. INVESTOR RIGHTS AGREEMENT. If Employer delays a demand registration pursuant to Section 2(d) of the Investor Rights Agreement to be entered into among Employer, Magellen Technologies, Inc., Cornerstone Fund I, L.L.C., Venture Fund I, L.L.C., Cornerstone Equity Partners, L.L.C., Bentley Family Holdings, L.L.C., Berthel SBIC, LLC, and Diamond Venture Capital, L.L.C. (the "INVESTOR RIGHTS AGREEMENT"), then the Executive hereby agrees not to cause Employer to register any securities for the Executive's own account for such period as Employer continues to delay such demand registration pursuant to Section 2(d) of the Investor Rights Agreement.

       12. LOAN. Employer shall loan to Executive $150,000 upon the closing of the transactions set forth in that certain Purchase Agreement to be entered into among Employer, Magellen Technologies, Inc., Cornerstone Fund I, L.L.C., Venture Fund I, L.L.C., Cornerstone Equity Partners, L.L.C., Bentley Family Holdings, L.L.C., Berthel SBIC, LLC, and Diamond Venture Capital, L.L.C. (the "CLOSING"), at an interest rate, computed on a simple interest basis, equal to the applicable federal rate as determined by the Internal Revenue Service for a loan on the terms described in this Section 12 and commencing on the date of the Closing. The principal of and accrued interest upon such loan, computed as aforesaid, shall be due and payable in three equal annual installments, commencing on the Commencement Date (defined below), and thereafter on the first and second anniversary date of the Commencement Date.

       Upon the Closing, a note evidencing the loan under this Section 12 shall be executed containing the terms described herein, with such other customary terms as are reasonable, necessary and appropriate.

       As used in this Agreement, "COMMENCEMENT DATE" means the earlier of (i) the 270th day following the consummation of the initial Underwritten Offering or (ii) June 30, 2003.

       13.    ARBITRATION.

              (a) INTRODUCTION. Executive recognizes that differences may arise between the Employer and Executive during or following Executive's employment with the Employer, and that those differences may or may not be related to Executive's employment with the Employer. Executive understands and agrees that the Employer is engaged in transactions involving interstate commerce and that Executive's employment with Employer involves such commerce. Executive understands and agrees that by agreeing to arbitration hereunder, the Executive anticipates gaining the benefits of speedy, impartial dispute resolution of any Claim (as defined below).

              (b) AGREEMENT TO ARBITRATE. In the event there is any dispute, claim, or controversy, whether or not arising out of Executive's employment, its termination, or this Agreement and regardless of the kind or type of dispute, claim or controversy (excluding claims for workers' compensation, unemployment compensation benefits and claims by the Employer for injunctive and/or other equitable relief) that the Employer may have against Executive or that Executive may have against the Employer or against its directors, officers, stockholders, employees, affiliates, representatives, or agents in their capacity as such or otherwise (all such disputes, claims or controversies being collectively referred to as "CLAIMS"), the Executive and the Employer agree to submit all such Claims to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act, upon a request submitted in writing to the Board of Directors of Employer within two years of the date when the aggrieved party has knowledge of the event giving rise to the claim, or within two years of the termination of employment, whichever occurs first. Except as provided in Sections 13(c) and 13(d) hereof, arbitration shall be the sole and exclusive remedy for all Claims covered by this Agreement, and any failure to request arbitration timely shall constitute a waiver of all rights to raise any Claims in any forum, even if there is a federal or state statute of limitations that would have given more time to pursue the Claim. The limitations period set forth in this paragraph shall not be subject to tolling, equitable or otherwise.

              (c) CLAIMS COVERED. The Claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, assault, battery, defamation, slander, retaliation for filing a workers' compensation claim, retaliation for reporting a criminal act, negligent hiring/training/supervision/retention, emotional distress (whether negligently, gross negligently, or intentionally inflicted), invasion of privacy); claims for discrimination or retaliation (including, but not limited to, race, sex, sexual harassment, sexual orientation, religion, national origin, age, pregnancy, leave of absence, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or retirement plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in Section 13(d). Executive understands that this Section 13 covers Claims not only against the Employer, but all other potential defendants, including but not limited to co-employees, managers, supervisors, directors, officers, stockholders, joint employers, representatives, agents, and parent, subsidiary, affiliated and successor companies. Further, Executive understands that Executive is not waiving Executive's right to pursue a charge at any time with the National Labor Relations Board or any other federal, state or city agency.

              (d) CLAIMS NOT COVERED. Claims Executive may have for workers' compensation benefits or unemployment compensation benefits are not covered by this Section 13. Further, Claims by the Employer for injunctive and/or other equitable relief are also not covered, including but not limited to claims for unfair competition (including, but not limited to, violations of Sections 8) and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which

       Executive understands and agrees that the Employer may seek and obtain relief from a court of competent jurisdiction.

              (e) PROCEDURE. All Claims will be resolved by a single arbitrator in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"), as amended, modified or revised. The arbitrator shall apply federal and/or Texas substantive law, as appropriate to the particular claims presented. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. To the extent this
       Section 13 and the rules of the AAA conflict, this Section shall prevail.

              (f) THE ARBITRATOR'S AUTHORITY. The arbitrator shall only have those powers authorized by statute or enumerated below:

              (i)    Rule on motions regarding the pleadings and discovery;

              (ii) Issue protective orders on the motion of any party or third party witness. Such protective orders may include, but are not limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses;

              (iii) Determine only the Claim submitted to the arbitrator. The Claim shall be identified in any request for arbitration, any counterclaim(s), and the answer(s) thereto. Any Claim not identified in those pleadings is outside the scope of the arbitrator's jurisdiction and any award invoking such Claims is subject to a motion to vacate; PROVIDED, HOWEVER, that the arbitrator shall have exclusive authority to resolve any Claim relating to the validity, interpretation, application, and enforcement of this Section 13; and

              (iv) The arbitrator shall only be authorized to exercise powers specifically enumerated by this Agreement and to decide the Claim in accordance with governing principles of law and equity. The arbitrator shall not have any authority to modify the powers granted to the arbitrator by the terms of this Agreement. The arbitrator also shall not have the authority to modify a party's responsibility for fees and costs as set forth below, except as required by law.

              (g) COSTS OF ARBITRATION. If a party chooses to be represented by an attorney (or other representative) during the arbitration, that party shall be responsible for its own attorneys' fees, except as provided by law. Each party shall be responsible for one-half the cost of the court reporters' fees, the AAA's filing fee, the arbitrator's fee, the cost of the arbitrator's transcript of the hearing and any costs associated with the facilities for the arbitration (E.G., the hearing room). Each party shall be responsible for all costs associated with discovery which that party initiates (E.G., depositions), except that a party or third party witness being deposed shall be responsible for the cost of a copy of the transcript if he chooses to order a copy.

       14.    GENERAL PROVISIONS

              (a) ENTIRE AGREEMENT. This Agreement supersedes, replaces and merges any and all prior and contemporaneous understandings, representations, agreements and discussions relating to the same or similar subject matter as that of this Agreement and constitutes the entire agreement between Executive and Employer about the subject matter of this Agreement.

              (b) NO CONFLICT. Executive represents and warrants that he is not under any legal or contractual obligation that would conflict with the obligations and duties he is undertaking herein, and that his execution of this Agreement will not breach any agreement to which he is a party.

              (c) SEVERABILITY. If any provision of this Agreement is held unenforceable under present or future laws, the provision will be severable, and this Agreement will be construed and enforced as if the unenforceable provision never comprised a part of it. Furthermore, in lieu of the unenforceable provision, there will be added automatically a provision as similar in its terms to the unenforceable provision as may be enforceable.

              (d) REMEDIES. If any violation of the covenants contained herein occurs, as determined by any court of competent jurisdiction, Employer will be authorized and entitled to obtain preliminary and permanent injunctive relief as well as an equitable accounting of any and all profits or benefits arising out of such violation, which rights and remedies will be cumulative and in addition to any other rights or remedies to which Employer may be entitled, including the right to damages directly or indirectly sustained by Employer. Except as provided in Section 13, Executive further agrees to pay the reasonable attorneys' fees, court costs and litigation expenses incurred by Employer in successfully enforcing any of the provisions of this Agreement.

              In the event of the violation of any of the covenants contained herein, the period, if any, therein will abate during the time of violation thereof and that portion remaining at the time of commencement of any violation will not begin to run until such violation has been fully and finally cured.

              (e) CAPTIONS. The captions contained herein are solely for the convenience of the parties and will not be deemed to govern the meaning or intent of any of the provisions of this Agreement.

              (f) GENDER. Whenever the male gender is used in this Agreement, it is applicable to both male, female and neuter, singular and plural.

              (g) ASSIGNMENT. The rights and obligations of Employer hereunder will inure to the benefit of and be binding upon any successor or assign of Employer. This

       Agreement is personal to Executive and shall not be assigned by him. Any attempted assignment by Executive in violation of this Agreement shall be void.

              (h) WAIVER. The waiver or non-enforcement by Employer or any breach of any provision of this Agreement by Executive will not be a waiver of any subsequent breach by Executive. No waiver will be legally operative unless in writing and signed by an authorized agent of Employer.

              (i) GOVERNING LAW. This Agreement will be construed according to the laws of Texas, without regard to its conflict of law principles, and venue in any legal proceeding will be in Dallas County, Texas.

              (j) AMENDMENT. The parties may amend this Agreement only by a signed, written agreement.

                                  * * * * * * * * *

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


Employer:                                Executive:

OBJECTSPACE, INC.                        DAVID NORRIS


Signed: /s/ DEBORAH A. THOMAS            /s/ DAVID NORRIS
       -------------------------         -------------------------
Name: DEBORAH A. THOMAS                  Executive Signature
     ---------------------------
Title: VICE PRESIDENT
      --------------------------






EMPLOYMENT AGREEMENT - DAVID NORRIS